DayStar Receives NASDAQ Deficiency Notice Relating to Audit Committee

DayStar Regains Compliance With Subsequent Committee Appointments

Santa Clara, CA, December 31, 2009 - DayStar Technologies, Inc. (Nasdaq: DSTI), a developer of solar photovoltaic products based on CIGS thin-film deposition technology announced today that on December 30, 2009 it received a NASDAQ Staff Deficiency Letter from The NASDAQ Stock Market indicating that the Company temporarily did not comply with the audit committee requirement for continued listing on NASDAQ as set forth in Marketplace Rule 5605(c)(2). The NASDAQ Letter states that the resignation of Messrs. Richard Nevins and Scott Schecter on September 14, 2009, as disclosed in the Company's Current Report on Form 8-K filed on September 18, 2009, reduced the number of independent directors on its Audit Committee from three to one. As a result, the Company no longer complied with the audit committee requirement for continued listing on NASDAQ as set forth in Marketplace Rule 5605(c)(2).

However, the Letter also stated that as disclosed in subsequent filings with the SEC, the Board of Directors and independent committees experienced a number of appointments and resignations, including appointments to the audit committee of Jonathan Fitzgerald and Robert Tonsoo on November 16, 2009, and Kang Sun on December 3, 2009. As a result of these appointments the audit committee is now comprised of three independent directors. Accordingly, NASDAQ has determined that the Company has regained compliance with Marketplace Rule 5605(c)(2) and, subject to the disclosure requirements of Marketplace Rule 5810(b), this matter is now closed. The Company is filing this public announcement and a Current Report on Form 8K in compliance with the disclosure requirements as indicated in the NASDAQ Letter.

Contact:

DayStar Technologies, Inc.

William S. Steckel                               Patrick J. Forkin III

Chief Executive Officer                       Sr. Vice President - Corporate Development & Strategy

408/582.7100                                       408/907.4633

investor@daystartech.com                   investor@daystartech.com